SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ONYX SOFTWARE CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ma	y 1, 2002

Dear Onyx Shareholders:

I am pleased to invite you to Onyx Software Corporation’s 2002 Annual Meeting of Shareholders. The annual meeting will be held at 10:00 a.m. on Thursday, June 6, 2002 at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington.

At the annual meeting, you will be asked to elect two directors to the Onyx board of directors and transact any other business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Onyx and our operations, including our Annual Report on Form 10-K and our audited consolidated financial statements, enclosed with the 2001 annual report to shareholders.

We hope you can join us on June 6. Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it in the enclosed postage-prepaid envelope. Your vote is important, so please return your proxy card promptly.

Sin	cerely,

Bre	nt R. Frei
Chief Executive Officer and
Chairman of the Board

3180 – 139th Avenue S.E.
Suite 500
Bellevue, Washington 98005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 6, 2002

May 1, 2002

Dear Onyx Shareholders:

On Thursday, June 6, 2002, Onyx Software Corporation will hold its annual meeting of shareholders at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington. The annual meeting will begin at 10:00 a.m. Only shareholders who owned stock at the close of business on the record date, April 15, 2002, can vote at this meeting or any adjournment or postponement that may take place. At the annual meeting, we will ask you to:

•	Elect two Class 2 directors to our board of directors as more fully described in the accompanying proxy statement; and

•	Transact any other business that is properly presented at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL DESCRIBED IN THE PROXY STATEMENT.

At the meeting, we will also report on our 2001 business results and other matters of interest to shareholders.

To ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions that you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing this proxy statement and accompanying proxy card is May 1, 2002.

By	order of the board of directors,

Pau	l B. Dauber
Vice President, Chief Legal Officer
and	Secretary

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS AS OF THE RECORD DATE, OR THEIR AUTHORIZED REPRESENTATIVES, AND GUESTS OF ONYX.

ONYX SOFTWARE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of Onyx Software Corporation is sending you this proxy statement in connection with its solicitation of proxies for use at Onyx’s 2002 annual meeting of shareholders. The annual meeting will be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Thursday, June 6, 2002 at 10:00 a.m. We intend to give or mail to shareholders definitive copies of this proxy statement and accompanying proxy card on or about May 1, 2002.

Record Date and Outstanding Shares

Only those shareholders who owned common stock as of the close of business on April 15, 2002, the record date, are entitled to notice of and can vote at the annual meeting. As of the record date, there were 50,388,103 issued and outstanding shares of common stock.

Quorum

A quorum for the annual meeting is a majority of the outstanding shares of common stock entitled to vote, whether in person or by proxy, at the annual meeting.

Revocability of Proxies

If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the secretary of Onyx in writing before the annual meeting;

•	delivering to the secretary of Onyx before the annual meeting a signed proxy with a later date; or

•	attending the annual meeting and voting in person.

Solicitation of Proxies

The enclosed proxy is solicited on behalf of our board of directors. We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. We will not additionally compensate our directors, officers and employees for this solicitation, but we will reimburse them for the out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

Voting

You are entitled to one vote for each share of common stock you hold. In the election of directors, the two directors who receive the greatest number of affirmative votes cast by holders of common stock present, whether in person or by proxy, and entitled to vote at the annual meeting will be elected to the board. You are not entitled to cumulate votes in electing directors.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted according to our recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Abstentions and broker nonvotes will have no effect on the election of directors at the annual meeting because they will not represent votes cast at the annual meeting for the purpose of casting votes for the election of directors.

If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL:    ELECTION OF DIRECTORS

The board of directors recommends a vote FOR the election of the nominees to the board of directors.

Our bylaws provide that our board of directors shall be composed of not less than five nor more than nine directors, each of whom is placed into one of three classes such that there is an equal number as possible of directors in each class. At present, we have six directors. Every director subsequently elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified. If, however, a director resigns from the board before the expiration of his or her term, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term. At the annual meeting, two Class 2 directors are to be elected, each to hold office for a three-year term or until his successor is elected and qualified.

Our board currently consists of H. Raymond Bingham, Teresa A. Dial, William B. Elmore, Brent R. Frei, Lee D. Roberts and Daniel R. Santell. Mr. Bingham’s and Mr. Santell’s terms expire at the 2002 annual meeting. Each of them has been nominated for election to the board as a Class 2 director.

Information is provided below with respect to both our continuing directors and our nominees for the board of directors. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the nominees to the board named below. Although the board anticipates that Mr. Bingham and Mr. Santell will be available to serve as directors, should either Mr. Bingham or Mr. Santell not accept the nomination, or otherwise be unwilling or unable to serve, we intend to cast votes for the election of a substitute nominee designated by the board.

If a quorum is present, the two nominees receiving the highest number of votes will be elected to serve as Class 2 directors. Abstentions and broker non-votes will have no effect on the election of directors.

Nominees for Election of Class 2 Directors—Terms to Expire in 2005

H. Raymond Bingham, age 56, has served as a director of Onyx since 1999. Since April 1999, Mr. Bingham has been Chief Executive Officer and, from April 1993 to April 1999, he was Chief Financial Officer and Executive Vice President, of Cadence Design Systems, Inc. From 1988 to 1993, Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns. From 1984 to 1988, he was

Managing Director of Agrico Overseas Investment Company, a subsidiary of The Williams Companies, Inc. Mr. Bingham serves on the board of directors of Cadence, KLA-Tencor Corporation and Legato Systems, Inc. Mr. Bingham received his B.S. in economics from Weber State University and his M.B.A. from the Harvard Business School.

Daniel R. Santell, age 44, has served as a director of Onyx since 1994. Since August 2001, Mr. Santell has been Chief Executive Officer of Santell Ventures, a private venture funding and investment company. From April 1999 to July 2001, Mr. Santell was Chief Executive Officer of Q Strategies, Inc. From July 1996 to March 1999, he was the Vice President of Worldwide Services for InterWorld Corporation. From November 1995 to June 1996, he was Director of the North American Client Services Division of SSA Corporation. From November 1992 to October 1995, he was Vice President of Product Development of Platinum Software, and from 1983 to 1992, he was a Manager at Andersen Consulting LLP. Mr. Santell received his B.S.E. in geotechnical engineering from Purdue University and his M.B.A. from the University of Washington.

Continuing Class 3 Directors—Terms to Expire in 2003

Brent R. Frei, age 36, is a cofounder of Onyx and has served as a director of Onyx since 1994. He was Onyx’s Secretary and Treasurer from September 1995 to October 1998, its President from September 1995 to January 2001 and has been Chief Executive Officer and Chairman of the Board since October 1998. From 1991 to February 1994, Mr. Frei was a Programmer Analyst with Microsoft’s Information Technology Group, in which position he was involved in creating international customer information systems. From 1989 to 1990, he was a mechanical engineer with Motorola Corporation. Mr. Frei is also a director of Onyx Software Japan KK. Mr. Frei received his B.S. in engineering from Thayer School of Engineering at Dartmouth College.

Lee D. Roberts, 49, has served as a director of Onyx since 1999. Since May 1998, Mr. Roberts has been Chief Executive Officer and Chairman of the Board, and from May 1997 to May 1998 he was President, of FileNET Corp. Prior to joining FileNET, Mr. Roberts served in a variety of sales, marketing, product and general management roles at IBM for more than 20 years. Mr. Roberts received his B.S. in biology and his B.A. in economics from California State University at San Bernadino and his M.B.A. from the University of California-Riverside.

Continuing Class 1 Directors—Terms to Expire in 2004

Teresa A. Dial, age 52, has served as a director of Onyx since April 2001. From November 1998 to March 2001, Ms. Dial was Chief Executive Officer of Wells Fargo Bank and Group Executive Vice President and a member of the management committee of Wells Fargo & Co. From 1996 to November 1998, Ms. Dial was Vice Chairman of Consumer and Business Banking and a member of the office of the Chairman of Wells Fargo & Company. From September 1991 to March 1996, she was Executive Vice President, Business Banking, of Wells Fargo. Ms. Dial serves on the board of directors of Blue Shield of California, NDCHealth Corporation, Wink Communications, Inc., the Community College Foundation and the Asian Art Museum of San Francisco. Ms. Dial received her B.A. in political science from Northwestern University and is a graduate of the Graduate School of Credit and Financial Management.

William B. Elmore, age 49, has served as a director of Onyx since 1996. Since 1995, Mr. Elmore has been a member of Foundation Capital Management, L.L.C., the general partner of Foundation Capital, L.P., a venture capital firm focused on early-stage information technology companies. From 1987 to 1995, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Elmore serves on the board of directors of Commerce One, Inc., Pilot Network Services, Inc. and Wind River Systems, Inc., as well as several privately held companies. Mr. Elmore received his B.S. and M.S. in electrical engineering from Purdue University and his M.B.A. from Stanford University.

Committees of the Board of Directors and Meetings

The board of directors held a total of eleven meetings during 2001. The board has an audit committee and a compensation committee. Each of these committees is responsible to the full board of directors and its activities are therefore subject to approval of the board. The board currently has no nominating committee. The functions performed by the audit committee and the compensation committee are summarized below. Every incumbent director, other than Mr. Bingham and Mr. Roberts, attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he or she served in 2001.

Audit Committee.    The audit committee operates under a written charter adopted by the board of directors. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee recommends to our board the independent public accountants to be retained by Onyx. Messrs. Bingham, Roberts and Santell currently constitute the audit committee, each of whom is an “independent director” as defined by the Marketplace Rules of the National Association of Securities Dealers. Until April 2001, the audit committee was composed of Mr. Bingham, Mr. Roberts and Mr. Santell’s predecessor, Paul G. Koontz. The audit committee met eight times during 2001. The report of the audit committee is set forth on page 13 of this proxy statement.

Compensation Committee.    The compensation committee reviews and approves the compensation and benefits for our executive officers and directors. The compensation committee also administers our stock option plans and our employee stock purchase plan. Messrs. Elmore, Roberts and Santell currently constitute the compensation committee. Until April 2001, the compensation committee was composed of Mr. Elmore and Mr. Roberts’ predecessor, Mr. Koontz. The compensation committee held one meeting during 2001. On all other occasions in 2001 that the committee took action, it acted by unanimous written consent. The report of the compensation committee is set forth beginning on page 11 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No current member of the compensation committee is an officer or employee of Onyx. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

Nonemployee directors are entitled to receive $1,000 for each board of directors meeting that they attend in person, $500 for each board meeting that they attend by telephone, $500 for each committee meeting that they attend in person and $250 for each committee meeting that they attend by telephone. To date, none of our nonemployee directors has elected to receive these payments. Directors are also reimbursed for reasonable expenses they incur in attending meetings of the board of directors and its committees.

Directors of Onyx are eligible to participate in our 1998 Stock Incentive Compensation Plan. In November 1994, we granted Mr. Santell a nonqualified stock option to purchase 100,000 shares of common stock at an exercise price of $0.06 per share. In January 1999, we granted Mr. Bingham a nonqualified stock option to purchase 100,000 shares of common stock at an exercise price of $4.50 per share, plus an automatic annual grant for each of the following five years, commencing in 2000, so long as Mr. Bingham is a director, of an option to purchase an additional 10,000 shares at an exercise price equal to the fair market value on the date of the grant. In July 1999, we granted Mr. Roberts a nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $9.91 per share. In October 1999, we granted him another nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $11.10 per share. In July 2000, we granted Mr. Roberts a nonqualified stock option to purchase 10,000 shares of common stock at an exercise price of $26.81 per share, plus an automatic annual grant, so long as Mr. Roberts is a director, of an option to purchase an additional 10,000 shares of common stock at an exercise price equal to the fair market value on the date of the grant. In addition, we granted Mr. Roberts a nonqualified stock option to purchase 25,000 shares of common stock at an exercise price of $3.87 per share in August 2001. On April 6, 2001, we granted each of Ms. Dial and Messrs. Elmore and Santell a nonqualified stock option to purchase 100,000 shares of common stock at an exercise price of $3.14 per share, plus an automatic annual grant for each of the following five years, commencing in 2002, so long as the recipient is a director, of an option to purchase an additional 10,000 shares of common stock at an exercise equal to the fair market value on the date of the grant.

Each of these director options vests 20% per year over a period of five years, except for Mr. Roberts’ July 1999 grant, which was immediately vested and exercisable on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2002, certain information regarding the beneficial ownership of:

•	each person known by us to own beneficially 5% or more of our outstanding voting securities, based on publicly available information;

•	each of our officers for whom information is provided under “Executive Compensation” in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

On April 1, 2002, we had 50,387,915 shares of common stock outstanding. To our knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned as of that date, except for Mazama Capital Management, with respect to which the information in this table is as of December 31, 2001. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Where applicable, this information is adjusted to reflect the 2-for-1 split of our common stock effected March 1, 2000.

Name and Address of Beneficial Owners (1)	Number of Shares Beneficially Owned	Percentage

Executive Officers
Brent R. Frei	3,154,802	6.26%
Eben W. Frankenberg (2)	1,346,389	2.67
Leslie J. Rechan (3)	271,125	*
Brian C. Henry (4)	183,749	*
Mark B. Upson (5)	105,690	*

Other Directors
H. Raymond Bingham (6)	66,000	*
Teresa A. Dial (6)	20,000	*
William B. Elmore (7)	760,559	1.51
Lee D. Roberts (8)	96,687	*
Daniel R. Santell (9)	110,000	*

All directors and executive officers as a group (13 persons) (10)	6,685,281	12.94

Other Principal Shareholders
Mazama Capital Management, Inc. (11)	5,953,950	10.71

* Less	than 1% of the outstanding shares of common stock.

(1)
The address for Mr. Frei is c/o Onyx Software Corporation, 3180 – 139th Avenue S.E., Suite 500, Bellevue, WA 98005. The address for Mazama Capital Management, Inc. is One S.W. Columbia, Suite 1860, Portland, OR 97258.

(2)
Includes 100,000 shares held by two trusts for the benefit of Mr. Frankenberg’s children. Mr. Frankenberg disclaims beneficial ownership of such shares. Also includes 22,870 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(3)	Includes 270,070 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(4)	Includes 143,749 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(5)	Includes 105,280 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(6)	Represents shares subject to options exercisable currently or within 60 days of April 1, 2002.

(7)
Includes 12,380 shares held by an entity affiliated with Foundation Capital Management, L.L.C. Mr. Elmore is a member of Foundation Capital Management, L.L.C., the general partner and a manager of the entity affiliated with Foundation Capital Management, L.L.C. Mr. Elmore disclaims beneficial ownership of the shares held by the entity affiliated with Foundation Capital Management, L.L.C., except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management II, L.L.C. Also includes 614,261 shares held by the Elmore Family Trust, of which Mr. Elmore is trustee, 113,918 shares held by Elmore Family Investments, L.P., of which Mr. Elmore is general partner, and 20,000 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(8)	Includes 86,687 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(9)	Includes 20,000 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(10)	Includes 1,287,105 shares subject to options exercisable currently or within 60 days of April 1, 2002.

(11)
The information in this table for Mazama Capital Management, Inc. is based solely upon a Schedule 13G filed by Mazama with the SEC in respect of its beneficial ownership of our common stock as of December 31, 2001.

ADDITIONAL INFORMATION

Executive Officers Who Are Not Directors

Leslie J. Rechan, age 40, has been President and Chief Operating Officer since January 2001. From 1986 to 2001, Mr. Rechan held various positions with International Business Machines Corporation, including Vice President, Sales Transformation, Asia Pacific and Vice President, Communications Sector, Asia Pacific. Mr. Rechan is also a director of Onyx Software Japan KK. Mr. Rechan received his B.S. in electrical engineering and his B.A. in organizational behavior from Brown University and his M.A. in management from Northwestern University.

Brian C. Henry, age 45, has been Chief Financial Officer since April 2001. From November 1999 to April 2001, Mr. Henry was Executive Vice President and Chief Financial Officer of Lante Corporation, an Internet consulting company. From April 1998 to November 1999, he was Chief Operating Officer of Convergys Information Management Group (formerly known as CBIS), a division of Convergys Corporation that provides billing and customer care to the communications industry. From April 1993 to September 1998, he was Executive Vice President and Chief Financial Officer of Cincinnati Bell, Inc., a diversified services company and former parent of Convergys Corporation. From June 1983 to April 1993, Mr. Henry was employed at Mentor Graphics Corporation, a leader in the electronic design automation industry, most recently as Vice President and Chief Financial Officer. Mr. Henry is also a director of Onyx Software Japan KK. Mr. Henry received his B.S. in business from Portland State University and his M.B.A. from the Harvard Business School.

Mark B. Upson, age 41, has been Senior Vice President and General Manager, Americas since January 2001. From January 1999 to December 2000 he was Vice President of Sales and from January 1996 to January 1999 he was Director of Sales. Mr. Upson received his B.S. in industrial engineering from Virginia Polytechnic Institute and his M.S. in manufacturing systems engineering from Stanford University.

Eben W. Frankenberg, age 35, has been Executive Vice President of Sales and Marketing since January 2001. He was Senior Vice President of Sales and Marketing from June 1999 to January 2001 and Vice President of Sales from January 1995 to June 1999. From January 1990 to December 1994, Mr. Frankenberg was a petroleum geophysicist for Amoco Production Company, a developer of crude oil and natural gas, and Amoco Netherlands Petroleum Co., a producer of petroleum. Mr. Frankenberg received his B.A. in earth sciences from Dartmouth College and his M.S. in geophysics from Stanford University.

Mary A. Reeder, age 43, has been Senior Vice President of Research and Development of Onyx since January 2001. She was Vice President of Product Development from June 1996 to January 2001. From 1989 to May 1996, Ms. Reeder worked for Microsoft, where she was involved in product development, process management and emerging technology. From 1987 to 1989, she developed custom software as an independent consultant. From 1985 to 1987, she was a Senior Programmer Analyst of Data I/O Corporation, a manufacturer of engineering programming systems. Ms. Reeder received her B.S. in computer science and her B.F.A. in graphic design from the University of Washington.

Mark P. Mader, age 31, has been Vice President of Global Services of Onyx since December 2001. He was Vice President of Global Consulting from July 2000 to December 2001, Director of Consulting, Americas from January 1999 to June 2000 and Manager of Consulting from September 1997 to December 1998. Mr. Mader received his B.A. in economic geography from Dartmouth College.

Amy E. Kelleran, age 32, has been Vice President of Finance since April 2001 and Corporate Controller since May 1996. From July 2000 to April 2001, she was Interim Chief Financial Officer. From April 1995 to May 1996, she was Senior Financial Reporting Analyst at Attachmate Corporation. From August 1992 to April 1995, she was an auditor at Deloitte & Touche. Ms. Kelleran received her B.A. in accounting from the University of Puget Sound.

EXECUTIVE COMPENSATION

Compensation Summary

The following table sets forth the compensation earned by our Chief Executive Officer and the other executive officers whose salary and bonus for fiscal 2001 exceeded $100,000. Where applicable, this information is adjusted to reflect the 2-for-1 split of our common stock effected March 1, 2000.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
	Year				Securities Underlying Options(#)	All Other Compensation($)
Name and Principal Position		Salary($)		Bonus($)
Brent R. Frei (1)	2001	$96,667		$25,000	—	—
Chief Executive Officer	2000	100,000		73,125	—	—
	1999	100,000		21,563	—	—

Leslie J. Rechan (2)	2001	$313,430		$400,000	1,000,000	$132,394	(3)
President and Chief Operating Officer

Brian C. Henry (4)	2001	$235,625		$151,353	600,000	$266,063	(5)
Executive Vice President and Chief
Financial Officer

Mark B. Upson (6)	2001	$295,858	(7)	—	62,050	—
Senior Vice President, Americas

Eben W. Frankenberg	2001	$195,000		$69,375	31,990	—
Executive Vice President of Sales	2000	150,000		118,125	25,000	—
and Marketing	1999	100,000		34,376	—	—

(1)	Mr. Frei was President of Onyx until the board appointed his successor, Leslie Rechan, on January 30, 2001.

(2)	Mr. Rechan joined Onyx on January 30, 2001. His 2001 compensation reflects a partial year of service.

(3)	Represents expenses paid to Mr. Rechan pursuant to his employment agreement dated January 30, 2001 in connection with his relocation to the Bellevue, Washington area.

(4)	Mr. Henry joined Onyx on March 14, 2001. His 2001 compensation reflects a partial year of service.

(5)	Represents expenses paid to Mr. Henry pursuant to his employment agreement dated March 14, 2001 in connection with his relocation to the Bellevue, Washington area.

(6)
Mr. Upson became an executive officer of Onyx on October 26, 2001. Although he was an employee of Onyx prior to that time, his compensation for prior years is not included because he did not serve as an executive officer in any year before 2001.

(7)	The amount listed includes sales commissions paid in 2001.

Option Grants

During fiscal 2001, we granted options to purchase a total of 6,489,298 shares of common stock to our employees, including the individuals listed in the Summary Compensation Table. (Of these options, 6,234,016 were granted under our stock option plans, and 255,282 shares of common stock were granted outside of our option plans.) This number does not include options to purchase 345,000 shares of common stock that we granted to our non-employee directors during 2001. No stock appreciation rights were granted during fiscal 2001.

The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in fiscal 2001. In accordance with SEC rules, potential realizable values for the following table are:

•	net of exercise price before taxes;

•	based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and

•	based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. Where applicable, this information is adjusted to reflect the 2-for-1 split of our common stock effected March 1, 2000.

Option Grants in Fiscal 2001

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/share)	Expiration Date
					5%	10%
Brent R. Frei	—	—	—	—	—	—

Leslie J. Rechan	150,000	2.31%	$16.157	1/30/11	$1,524,158	$3,862,515
	600,000 100,000 150,000	9.25 1.54 2.31	16.157 3.865 4.085	4/18/11 4/27/11 8/29/11	6,096,630 256,903 364,602	15,450,058 651,044 923,972

Brian C. Henry	100,000	1.54	3.032	4/04/11	190,681	483,223
	500,000	7.71	3.030	4/18/11	953,404	2,416,114

Mark B. Upson	62,050.96		4.085	4/27/11	159,409	403,973

Eben W. Frankenberg	31,990.49		4.085	4/27/11	82,183	208,269

Option Exercises in 2001 and Fiscal Year-End Option Values

The following table presents information about options exercised by, and held by, the executive officers named in the Summary Compensation Table and the value of those options as of December 31, 2001. The value of in-the-money options is based on the closing price on December 31, 2001 of $3.90 per share, net of the option exercise price. Where applicable, this information reflects the 2-for-1 split of our common stock effected March 1, 2000.

Aggregated Option Exercises in 2001 and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2001(#)		Value of Unexercised In-the-Money Options at December 31, 2001($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Brent R. Frei	—	—	—	—	—	—
Leslie J. Rechan	—	—	209,028	790,972	$438	$4,813
Brian C. Henry	—	—	—	600,000	—	521,800
Mark B. Upson	22,383	$72,397.35	90,585	145,223	—	66,416
Eben W. Frankenberg	—	—	17,913	39,077	—	—

Employment Contracts

Pursuant to an employment agreement dated March 14, 2001, we agreed to provide Brian C. Henry, Onyx’s Chief Financial Officer, a signing bonus of $100,000, an annual salary of $325,000, participation in Onyx’s bonus program, insurance and other employee benefits, options to purchase 600,000 shares of common stock and an allowance to cover relocation expenses to the Bellevue, Washington area. Mr. Henry’s signing bonus is included in the amount set forth opposite his name in the Summary Compensation Table on page 8 of this proxy statement under the heading “Bonus.” His relocation allowance is included in the amount set forth opposite his name in the Summary Compensation Table under the heading “All Other Compensation.” In addition, we agreed to grant Mr. Henry additional annual option grants of 100,000 shares each, provided his performance meets expectations. Pursuant to this agreement, we granted Mr. Henry an option to purchase 100,000 shares of our common stock at an exercise price of $3.99 per share in January 2002. We entered into an amendment to this employment agreement with Mr. Henry on November 14, 2001. The amendment provides that, for a period beginning on November 1, 2001 and ending no later than December 31, 2002, up to 15% of Mr. Henry’s base compensation may be reclassified as leveraged compensation, and that payment of the reclassified amounts may be made according to Onyx’s leveraged compensation plan.

Pursuant to an employment agreement dated January 30, 2001, we agreed to provide Leslie Rechan, Onyx’s President and Chief Operating Officer, a signing bonus of $250,000, an annual salary of $350,000, participation in Onyx’s bonus program, insurance and other employee benefits, options to purchase 750,000 shares of common stock, a stay-put bonus of $250,000 on the one-year anniversary of his commencement of employment, and an allowance to cover relocation expenses to the Bellevue, Washington area. Mr. Rechan’s signing bonus is included in the amount set forth opposite his name in the Summary Compensation Table on page 8 of this proxy statement under the heading “Bonus.” His relocation allowance is included in the amount set forth opposite his name in the Summary Compensation Table under the heading “All Other Compensation.” In addition, we agreed to grant Mr. Rechan an additional annual option grant to purchase a minimum of 50,000 shares of common stock for the first grant, and at least 100,000 shares for grants in subsequent years, in each case provided that Mr. Rechan’s performance for the prior year has been deemed to be satisfactory. Pursuant to this agreement, we granted Mr. Rechan an option to purchase 70,000 shares of common stock at an exercise price of $3.99 per share in January 2002. We entered into an amendment to Mr. Rechan’s employment agreement with him on

November 14, 2001. The amendment provides that, for a period beginning on November 1, 2001 and ending no later than December 31, 2002, up to 15% of Mr. Rechan’s base compensation may be reclassified as leveraged compensation and that payment of the reclassified amounts may be made according to Onyx’s leveraged compensation plan. In addition, pursuant to the amendment, we paid Mr. Rechan a $150,000 advance on his $250,000 stay-put bonus immediately after the execution of the amendment. If Mr. Rechan were not employed by Onyx as of the one-year anniversary of his commencement of employment, he would have been required to repay this advance to Onyx. Mr. Rechan’s one-year anniversary of employment was January 25, 2002. This advance is included in the amount set forth opposite Mr. Rechan’s name in the Summary Compensation Table under the heading “Bonus.”

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee reviews and determines Onyx’s executive compensation objectives and policies, administers our stock option plans and approves certain stock option grants. On an annual basis, the committee evaluates the performance and compensation of our executive officers. Since April 2001, the members of our compensation committee are William B. Elmore, Lee D. Roberts and Daniel R. Santell.

The committee’s executive compensation philosophy is to pay competitively in order to attract qualified executive personnel capable of leading Onyx in achieving its business objectives; retain and motivate these executives to superior performance; link individual compensation to individual and company performance; and align executives’ financial interests with those of our shareholders.

Our executive compensation program includes the following components:

•	competitive base salaries;

•	annual bonuses that are structured to encourage executives to focus on achieving important short-term and long-term corporate objectives; and

•	long-term incentives, in the form of stock option grants, which provide financial rewards on the same basis as those realized by Onyx’s shareholders.

Base Salary.    When setting the base salary of the chief executive officer, the committee considers, among other factors, the range of salaries paid to executives of companies of comparable size in similar industries and located within the local area. In evaluating salaries, the committee considers knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the committee, as well as the executive’s existing equity position. The base salary for executive officers is reviewed annually. Additionally, a review of the chief executive officer’s performance and a general review of Onyx’s financial and stock price performance are considered. With respect to Mr. Frei, the committee set his salary below prevailing market rates given his equity holdings as a founder of Onyx. Mr. Frei’s base salary for 2001 was initially $100,000, and was reduced to $80,000 in November 2001 as part of our restructuring.

Bonuses.    All executives are eligible for cash bonuses based on attaining both corporate and individual goals, with the maximum potential bonus ranging from 25% to 100% of the executive’s base salary. Upon achieving these goals, bonus payment targets are set as a percentage of base compensation depending on the executive officer’s level of responsibility, with certain adjustments reflecting individual performance. Mr. Frei’s bonus for 2001 was $25,000. Bonus payments for our other named executive officers are presented in the Summary Compensation Table under the heading “Bonus.”

Stock Option Grants.    Onyx provides its executive officers and other employees with long-term incentives through its stock option plans. The objective of the plans is to provide incentives to maximize shareholder value. The committee relies on a variety of subjective factors when granting options, which factors primarily relate to the responsibilities of the individual officers, their expected future contribution, prior option grants and overall equity position in Onyx. Options are typically granted at the then-current market price. Prior to January 2000, option grants were typically subject to a four and one-half year vesting period. After January 2000, option grants are typically subject to a four-year vesting period.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based” is, however, excluded from the $1 million limit. The committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Onyx’s stock option plans are designed to qualify as performance-based compensation that is fully deductible by Onyx for income tax purposes.

The committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. The committee will continue to monitor the compensation levels potentially payable under Onyx’s other compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Onyx’s compensation philosophy and Onyx’s best interests.

CO	MPENSATION COMMITTEE

Wi	lliam D. Elmore
Le	e D. Roberts
Da	niel R. Santell

Ma	rch 29, 2002

AUDIT COMMITTEE REPORT

The audit committee of our board of directors is composed of three independent directors and operates under a written charter adopted by the board of directors. Since April 2001, the three members of the audit committee are H. Raymond Bingham, Lee D. Roberts and Daniel R. Santell.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on its audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent auditors.

In this context, the audit committee has met and held discussions with management and our independent auditors for the year ended December 31, 2001, Ernst & Young LLP. In addition, the members of the audit committee individually reviewed our consolidated financial statements before they were filed with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee also discussed with management and the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Onyx’s independent auditors for the year ended December 31, 2001, Ernst & Young LLP, also provided to the audit committee the written disclosures required by the Independence Standards Board’s Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the audit committee Ernst & Young’s independence.

Based on the audit committee’s discussion with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.

AUDIT COMMITTEE

H. Raymond Bingham
Lee D. Roberts
Daniel R. Santell

March 29, 2002

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return for Onyx, the S&P 500 Index and the Application Software Index. The graph shows the value of $100 invested on February 12, 1999, the date of our initial public offering, in our common stock, the S&P 500 Index and the Application Software Index.

CUMULATIVE TOTAL SHAREHOLDER RETURN
ON $100 INVESTMENT FROM FEBRUARY 12, 1999 THROUGH
DECEMBER 31, 2001

	Feb. 12, 1999	Dec. 31, 1999	Dec. 29, 2000	Dec. 31, 2001

Onyx	$100	$285	$169	$60

S&P 500 Index	$100	$117	$105	$92

Application Software Index	$100	$174	$ 93	$89

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Onyx’s officers, directors and persons who own more than 10% of a registered class of Onyx’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish Onyx with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, Onyx believes that all filing requirements required by Section 16(a) during 2001 applicable to its officers, directors and greater-than-10% beneficial owners were met, except as described in this paragraph. Mark Mader and Mark Upson, officers of Onyx who each became subject to the reporting requirement of Section 16(a) during 2001, made their initial Form 3 filings after the deadline for such filings. In addition, Eben Frankenberg, an officer of Onyx, made a Section 16(a) filing relating to a sale of Onyx common stock after the deadline for such filing, and Amy Kelleran, an officer of Onyx, filed her Form 5 after the deadline for such filing.

INDEPENDENT AUDITORS

Ernst & Young LLP served as our independent auditors for the year ended December 31, 2001. A representative of Ernst & Young is not expected to be present at the annual meeting.

On April 11, 2002, Ernst & Young’s appointment as independent auditors was terminated. We have engaged KPMG LLP as our independent auditors for the year ending December 31, 2002. The decision to engage new independent auditors was recommended by the Audit Committee and approved by the Board of Directors. This determination followed our decision to seek proposals from several other independent public auditing firms. A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young to Onyx for professional services were as follows:

•
Audit Fees.    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Onyx’s annual consolidated financial statements for the fiscal year ended December 31, 2001 and the review of the consolidated financial statements included in Forms 10-Q for that fiscal year were approximately $430,318;

•
Financial Information Systems Design and Implementation Fees.    Ernst & Young did not provide any professional services for design or implementation of financial information systems for the fiscal year ended December 31, 2001; and

•
All Other Fees.    The aggregate fees billed by Ernest & Young for services other than those described above during the fiscal year ended December 31, 2001 totaled approximately $717,856. Of these fees, approximately $487,328 were audit-related and approximately $230,528 were nonaudit-related; these fees were primarily for tax consultation and real estate advisory services.

The Audit Committee has considered the provision of these services by Ernst & Young to us and determined that such provision of services was compatible with maintaining Ernst & Young’s independence.

The audit reports of Ernst & Young on our consolidated financial statements as of and for the two fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2001, and the subsequent interim period through April 11, 2002, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference in connection with its opinion to the subject matter of the disagreement.

During our two most recent fiscal years ended December 31, 2001, and during the subsequent interim period preceding the appointment of KPMG, we have not consulted with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

We reported the change in independent auditors, and the statements above, in a current report on Form 8-K filed with the SEC on April 16, 2002. Ernst & Young furnished us with a letter addressed to the SEC stating that it agreed with our statements in that current report. A copy Ernst & Young’s letter regarding this disclosure was filed as an exhibit to that current report.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in Onyx’s proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at Onyx’s 2003 annual meeting must give notice of the proposal to Onyx no later than January 1, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Onyx no fewer than 90 or more than 120 days prior to the one-year anniversary date of the 2002 annual meeting. Receipt by Onyx of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Onyx’s proxy materials or its presentation at the 2003 annual meeting because there are other requirements in the proxy rules.

OTHER MATTERS

As of the date of this proxy statement, the board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Copies of the Onyx 2001 Annual Report to Shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies may be obtained from the Director of Investor Relations of Onyx, 3180 – 139th Avenue N.E., Suite 500, Bellevue, Washington 98005.

PROXY

ONYX SOFTWARE CORPORATION
3180 – 139th AVE. S.E., SUITE 500, BELLEVUE, WA 98005-4081

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 6, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Brent R. Frei and Brian C. Henry, or either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Onyx Software Corporation to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Thursday, June 6, 2002 at 10:00 a.m. and any adjournment or postponement thereof with all powers the undersigned would possess if personally present.

IMPORTANT – PLEASE COMPLETE, DATE AND SIGN ON THE OTHER SIDE

é  FOLD AND DETACH HERE  é

			Please mark your votes as indicated	☒
The board of directors recommends a vote “FOR ALL NOMINEES” in Item 1.

	FOR all nominees (except as listed to contrary below)	WITHHOLD AUTHORITY to vote for all nominees
1. ELECTION OF DIRECTORS	☐	☐
NOMINEES: 01. H. Raymond Bingham 02. Daniel R. Santell
THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. UNLESS REVOKED OR OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO OTHER MATTERS TO BE BROUGHT BEFORE THE MEETING.

(Instruction: To withhold authority to vote for any individual nominee(s) write the name(s) of the nominee(s) on the line below.)

☐ I plan to attend the annual meeting.
PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Shareholder(s) ________________________________________________________________  Dated________________, 2002
PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full title. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

é  FOLD AND DETACH HERE  é